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                                                                    Exhibit 99.3

                              COFFEE PEOPLE, INC.
                        CONSENT TO SERVING AS A DIRECTOR

    The undersigned, a nominee to serve on the Board of Directors of Coffee People, Inc., an Oregon corporation (the "Company"), hereby consents to serve as a director of the Company if elected at the 1998 Annual Meeting of Shareholders of the Company, subject to the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated February 19, 1998, between the Company and The Second Cup, Inc.

                                                    /s/ ALTON MCEWEN
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                                          (Signature)
                                                       ALTON McEWEN
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DATE: April 21, 1998